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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12
MIDWAY GAMES INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
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	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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MIDWAY GAMES INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on October 30, 2003

To the Stockholders of
    MIDWAY GAMES INC.

        NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Midway Games Inc. ("Midway") will be held on Thursday, October 30, 2003, at 10:00 a.m. Central Time at Midway's principal executive offices, 2704 West Roscoe Street, Chicago, Illinois 60618, to consider and act upon the following matters:

1.
To approve the resolution authorizing the issuance of common stock upon conversion of our Series C Convertible Preferred Stock and the exercise of related warrants; and

2.
To transact such other business as may properly come before the meeting or any adjournment or adjournments of the meeting.

        The close of business on October 1, 2003 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting and any adjournments thereof. A list of the stockholders entitled to vote at the special meeting will be open to the examination of any stockholder of Midway for any purpose germane to the special meeting during regular business hours at the offices of Midway for the ten-day period prior to the special meeting and will be available at the meeting.

        YOU ARE REQUESTED, WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING, TO MARK, DATE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,
DEBORAH K. FULTON Senior Vice President, Secretary and General Counsel
Chicago, Illinois October 2, 2003

SPECIAL MEETING OF STOCKHOLDERS
OF
MIDWAY GAMES INC.

PROXY STATEMENT

Introduction

        Midway Games Inc. ("we", "us" or "Midway") is furnishing this proxy statement to you in connection with the solicitation by the Board of Directors of proxies to be voted at a Special Meeting of Stockholders. The meeting is scheduled to be held at Midway's principal executive offices, 2704 West Roscoe Street, Chicago, Illinois 60618, on Thursday, October 30, 2003, at 10:00 a.m. Central Time, or at any proper adjournments.

        If you properly execute and return your proxy card, it will be voted in accordance with your instructions. If you return your signed proxy but give us no instructions as to one or more matters, the proxy will be voted on those matters in accordance with the recommendations of the Board as indicated in this proxy statement. You may revoke your proxy, at any time prior to its exercise, by written notice to us, by submission of another proxy bearing a later date or by voting in person at the meeting. Your revocation will not affect a vote on any matters already taken. Your mere presence at the meeting will not revoke your proxy.

        The mailing address of our principal executive offices is 2704 West Roscoe Street, Chicago, Illinois 60618. We are mailing this proxy statement and the accompanying form of proxy to our stockholders on or about October 2, 2003.

        Only holders of our common stock, $.01 par value per share, of record at the close of business on October 1, 2003 (the "Record Date") will be entitled to vote at the special meeting or any adjournments. There were 46,594,310 shares of our common stock outstanding on the Record Date (excluding 2,930,000 treasury shares). Each share of our common stock entitles the holder to one vote on each matter at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

        The following table sets forth information as of the Record Date, except as otherwise footnoted, about persons that, to our knowledge, beneficially own more than 5% of the outstanding shares of our common stock:

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)		Percentage of Outstanding Common Stock(1)
Sumner M. Redstone and National Amusements, Inc. 200 Elm Street Dedham, MA 02026	13,924,053	(2)	29.9%
Portside Growth and Opportunity Fund, et al. c/o Ramius Capital Group, L.L.C. 666 Third Avenue, 26th Floor New York, NY 10017	5,987,472	(3)	11.4%
Phyllis G. Redstone c/o Marta B. van Dam, Esq. Gadsby Hannah LLP 225 Franklin Street Boston, MA 02110	3,659,783	(4)	7.9%
Mellon Financial Corporation, et al. One Mellon Center Pittsburgh, PA 15258	3,664,464	(5)	7.9%
Neil D. Nicastro c/o Midway Games Inc. 2704 West Roscoe Street Chicago, IL 60618	3,231,585	(6)	6.6%
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	3,077,918	(7)	6.6%

(1)
Under Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, shares underlying derivative securities are deemed to be beneficially owned if the holder has the right to acquire beneficial ownership of the underlying shares within 60 days. Percentage calculations are based on 46,594,310 shares outstanding on the Record Date.

(2)
Based upon a Form 4 filed with the SEC by Sumner M. Redstone on October 1, 2003, Mr. Redstone reported direct beneficial ownership of 9,783,782 shares of our common stock and indirect beneficial ownership of 4,122,771 and 17,500 shares of our common stock by National Amusements, Inc., a Maryland corporation, and Mr. Redstone's spouse, Paula Redstone, respectively. As a result of his stock ownership in National Amusements, Inc., Mr. Redstone is deemed the beneficial owner of the shares of common stock owned by National Amusements, Inc.

(3)
Represents 3,804,348 shares of common stock underlying convertible preferred stock, 945,500 shares of common stock underlying warrants and 1,237,624 shares of common stock underlying additional preferred stock that Portside has the right to acquire. Ramius Capital Group, LLC is the investment adviser of Portside Growth and Opportunity Fund and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss are the sole managing members of C4S& Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark and Strauss may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital. Each of Messrs. Cohen, Stark and Strauss disclaims beneficial ownership of the securities held by Portside. Under the certificate of designation for our preferred stock and under the terms of the related warrants, no holder of preferred stock may convert preferred stock or exercise warrants to the extent that the conversion or exercise would cause the holder, together with its affiliates, to beneficially own more than 4.99% of the outstanding shares of our then outstanding common stock following such conversion or exercise. For purposes of making this determination, shares of common stock issuable upon conversion of the preferred stock which have not been converted and shares of common stock issuable upon exercise of the related warrants which have not been exercised are excluded. The number of shares and percentage of outstanding common stock of Portside does not reflect this limitation.

(4)
Based upon Schedule 13D filed with the SEC on August 8, 2002. The filer reported beneficial ownership of 3,659,783 shares. The common shares were acquired by Ms. Redstone on July 30, 2002 pursuant to the terms of a Settlement of Divorce.

(5)
Based upon Schedule 13G Amendment No. 4 filed with the SEC on January 22, 2003 by Mellon Financial Corporation, as the parent company of The Boston Company, Inc. and The Boston Company, Asset Management, LLC in their various fiduciary capacities. The filer reported beneficial ownership of 3,664,464 shares, sole voting power over 2,536,284 shares, shared voting power over 450,230 shares, sole dispositive power over 3,661,989 shares and shared dispositive power over 2,475 shares.

(6)
Represents 50,000 shares of common stock underlying warrants, 2,191,164 shares of common stock underlying stock options and 990,421 shares of common stock owned outright.

(7)
Based upon Schedule 13G filed with the SEC on February 4, 2003. The filer reported beneficial ownership of 3,077,918 shares, sole voting power over 574,000 shares and sole dispositive power over 3,077,918 shares.

Security Ownership of Management

        The following table sets forth, as of the Record Date, information about the beneficial ownership of our common stock by each of our directors and our named executive officers and by all of our directors and executive officers as a group:

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)		Percentage of Outstanding Common Stock(1)
Harold H. Bach, Jr.	329,418	(2)	*
William C. Bartholomay	141,089	(3)	*
Mark S. Beaumont	36,250	(4)	*
Kenneth J. Fedesna	355,749	(5)	*
William E. McKenna	96,430	(3)	*
Norman J. Menell	111,794	(6)	*
Louis J. Nicastro	109,835	(6)	*
Neil D. Nicastro	3,231,585	(7)	6.6%
David W. Nichols	87,464	(8)	*
Thomas E. Powell	156,253	(9)	*
Harvey Reich	111,224	(10)	*
Ira S. Sheinfeld	116,089	(6)	*
Richard D. White	95,003	(11)	*
David F. Zucker	170,000	(12)	*
Directors and Executive Officers as a group (14 persons)	5,148,183	(13)	10.2%

*
Less than 1%

(1)
Under Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, shares underlying derivative securities are deemed to be beneficially owned if the holder has the right to acquire beneficial ownership of the underlying shares within 60 days. Percentage calculations are based on 46,594,310 shares outstanding on the Record Date, excluding treasury shares.

(2)
Includes 283,130 shares of common stock underlying stock options.

(3)
Includes 95,719 shares of common stock underlying stock options.

(4)
Includes 36,250 shares of common stock underlying stock options.

(5)
Includes 303,543 shares of common stock underlying stock options.

(6)
Includes 94,288 shares of common stock underlying stock options.

(7)
Represents 50,000 shares of common stock underlying warrants, 2,191,164 shares of common stock underlying stock options and 990,421 shares of common stock owned outright.

(8)
Includes 84,245 shares of common stock underlying stock options.

(9)
Includes 155,753 shares of common stock underlying stock options.

(10)
Includes 94,947 shares of common stock underlying stock options.

(11)
Includes 95,003 shares of common stock underlying stock options.

(12)
Includes 125,000 shares of common stock subject to a restricted stock agreement, 25,000 shares of common stock underlying stock options and 20,000 shares of common stock owned outright.

(13)
Includes an aggregate of 3,743,337 shares of common stock underlying stock options and 50,000 shares of common stock underlying warrants.

PROPOSAL 1 — APPROVAL OF ISSUANCE OF COMMON STOCK UPON
CONVERSION OF SERIES C CONVERTIBLE PREFERRED STOCK AND
EXERCISE OF WARRANTS

        You are being asked to approve the issuance of shares of our common stock upon the conversion of shares of our Series C Convertible Preferred Stock ("preferred stock") and exercise of related warrants that we issued and have agreed to issue in a private placement. The New York Stock Exchange rules require stockholder approval prior to the issuance of a number of shares of our common stock in excess of 20% of our outstanding common stock.

        The number of shares of common stock that would be issued if all of the outstanding preferred stock and warrants were converted is currently less than the 20% threshold. However, the purchasers of the preferred stock have been given the right to purchase additional shares of preferred stock which, if issued and converted without limitation, could increase the total number of shares of common stock to be issued upon conversion of the preferred shares and exercise of the warrants to more than the 20% threshold. The terms of the preferred stock and warrants currently limit the number of shares of common stock that may be issued upon conversion of the preferred stock and exercise of the warrants to 19.99% of our outstanding common stock. Therefore, we have agreed with the purchasers of the preferred stock and warrants that we would seek your approval so that the number of shares which may be issued will no longer be limited to 19.99% of our outstanding common stock.

Private placement of preferred stock and warrants

        On May 16, 2003, for a total purchase price of $35,000,000, we issued 3,500 shares of our preferred stock and 1,141,000 three-year common stock purchase warrants in a private placement sold to three institutional investors. The 3,500 shares of preferred stock are convertible until March 15, 2006, subject to limited redemption and adjustment rights, into 7,608,696 shares of our common stock at an initial conversion price of $4.60 per common share. The exercise price of the warrants is $4.60 per share.

        The three institutional investors in the private placement also have the right to purchase an additional 1,250 shares of the preferred stock for a total purchase price of $12,500,000. The 1,250 additional shares of preferred stock would be convertible until March 15, 2006, subject to limited redemption and adjustment rights, into 2,475,248 shares of common stock at a conversion price of $5.05 per share.

        The purpose of the private placement was to raise funds to redeem the remaining $13,125,000 of our outstanding Series B Convertible Preferred Stock and for working capital purposes as well as to finance inventory and receivables. The net proceeds of the private placement on May 16, 2003 were approximately $34,050,000, before redemption of the Series B Convertible Preferred Stock.

        The conversion of the 3,500 shares of preferred stock and exercise of all the warrants issued on May 16, 2003 would currently result in the issuance of an aggregate of 8,749,696 shares of our common stock or 18.83% of our common stock outstanding on May 16, 2003. If stockholder approval for this proposal is obtained and all of the additional 1,250 shares of preferred stock are purchased, then an additional 2,475,245 shares of our common stock could be issued for an aggregate of 11,224,941 shares of our common stock or 24.16% of our common stock outstanding on May 16, 2003, subject to adjustment as described below.

Adjustment of the number of shares of common stock to be issued

        Adjustments will be made to our preferred stock conversion price and warrant exercise price if dilutive events specified in the certificate of designations for the preferred stock or in the warrant agreements occur before the conversion of the preferred stock and/or exercise of the warrants. These events include stock splits, stock dividends and sales of common stock or securities convertible into common stock at prices lower than the conversion price of the preferred stock or exercise price of the warrants. If any of these events occur, the maximum number of shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants described above would increase.

The New York Stock Exchange 20% rule

        Our common stock is listed on the New York Stock Exchange. The NYSE listing rules require that before we issue a number of shares equal to 20% or more of the outstanding shares of our common stock in any transaction or series of transactions, we must obtain stockholder approval. As described above, the issuance of additional shares of preferred stock or the future downward adjustments to the conversion price of the preferred stock or exercise price of the warrants could result in the number of shares of our common stock issuable upon conversion and exercise of these securities to equal 20% or more of the shares of our common stock which were outstanding on May 16, 2003, the date of the initial issuance of the preferred stock and warrants.

        Our agreements with the purchasers of the preferred stock require us to use our best efforts to obtain stockholder approval of the transactions by October 31, 2003 so that, in case the additional shares of preferred stock are issued or there is an adjustment in the conversion and exercise prices, we will be able to issue all the necessary common stock without violating the NYSE stockholder approval rules. Accordingly, we are submitting this matter for stockholder approval at this special meeting.

        Currently, under the terms of the certificate of designations of the preferred stock and the warrants, absent stockholder approval, the maximum number of shares of our common stock that we can issue upon conversion of all the preferred stock and exercise of all the warrants is approximately 9.3 million shares, equal to approximately 19.99% of our common stock outstanding on May 16, 2003, rather than the approximately 11.2 million shares which could be issued if stockholder approval is obtained. If we fail to obtain stockholder approval, and the number of shares issuable upon conversion of the preferred stock and exercise of the warrants (without regard to the stockholder approval limitation) were to exceed 20% of our common stock outstanding on May 16, 2003, then the holders of the preferred stock may require us to repurchase, at a premium for cash, the portion of their preferred stock that exceeds that 20% maximum, and we would lose some of our rights under our agreements with the holders of the preferred stock. Under no circumstances will we issue shares of common stock upon conversion and exercise of the securities in excess of the 20% threshold unless we receive the stockholder approval contemplated by this proposal.

Summary of the terms of the preferred stock

        The following is a summary of the terms of the preferred stock.

        Dividends.    The preferred stock carries a cumulative dividend on the stated value of $10,000 per share, payable in cash at a rate of 5.75% per annum, payable quarterly in arrears on the first day of each April, July, October and January, commencing on July 1, 2003. The dividend accrues daily, beginning on the date of the issuance of the preferred stock.

        Conversion.    The holders have the right to convert the shares of preferred stock at any time after the date of issuance until March 15, 2006. The number of shares of our common stock to be issued upon conversion of each of the initial 3,500 shares of our preferred stock issued on May 16, 2003 is determined by dividing the stated value of $10,000 per share by the initial conversion price of $4.60 per share of common stock, subject to adjustment as described below.

        The number of shares of our common stock to be issued upon conversion of each of the additional 1,250 shares of our preferred stock, if issued, is determined by dividing the stated value of $10,000 per share by the conversion price of $5.05 per share of common stock, subject to adjustment as described below.

        Adjustment of Conversion Price.    The certificate of designations governing the preferred stock also contains provisions for the adjustment of the conversion price in the event a stock dividend or stock split is declared or any recapitalization, reorganization or similar transaction occurs. In addition, if we issue or sell shares of our common stock, or securities convertible into or exchangeable for shares of our common stock, for a consideration that is less than the conversion price of the preferred stock in effect immediately prior to such event, then the conversion price of the preferred stock will be reduced, depending on the kind of offering, to a price equal to the price paid upon that issuance or sale or by a weighted portion of the decrease based on the amount of our common stock sold. In addition, if we issue or sell securities convertible into or exchangeable for shares of our common stock for a variable consideration, the holders of the preferred stock and warrants may elect to substitute the variable consideration for the conversion or exercise price.

        The conversion price of the preferred stock will not be adjusted for an issuance of common stock occurring as a result of:

  •
  the conversion of the preferred stock;

  •
  the exercise of the warrants issued in connection with the preferred stock;

  •
  the exercise of stock options to be granted under our stock option plans;

  •
  the issuance of stock under any of our employee benefit plans;

  •
  the exercise of currently outstanding stock options or warrants.

        The warrants contain comparable anti-dilution adjustment provisions.

        No shares of common stock shall be issued to any one holder and its affiliates, as determined in accordance with Section 13(d) of the Securities Exchange Act, upon conversion of the preferred stock and exercise of the warrants, to the extent that the holder and its affiliates would hold in excess of 4.99% of our shares of common stock outstanding immediately after such issuance.

        Mandatory Redemption.    The preferred stock matures on March 15, 2006, at which time the outstanding preferred stock must be redeemed or converted. For preferred stock that we elect to redeem for cash, we must make that election 125 trading days before the maturity date. The amount required to be paid will be equal to the stated value plus accrued and unpaid dividends. For shares of preferred stock that we elect to convert or for which we have not elected to redeem for cash, we will be required to issue shares of common stock valued at the average of the daily weighted average prices of our common stock during the 120 trading days immediately preceding the maturity date. For shares of preferred stock to be converted at maturity, a "floor" is established at 50% of the weighted average price of our common stock 126 trading days before the maturity date. For any day during the 120-day period that the weighted average price of our common stock falls below the floor, we will be required to redeem 1/120th of the stated value of the outstanding preferred stock for cash. If the stockholders fail to approve this proposal and the number of shares issuable upon conversion and exercise exceeds the 20% threshold, or if we breach our agreements with the holders of the preferred stock, we would lose our right to require conversion in lieu of redemption.

        Right of holders to require redemption.    If we breach our agreements with the holders of the preferred stock, or upon a change of control of Midway, the holders of the preferred stock may require us to repurchase the preferred stock at a premium. The premium is 25% above the stated value in the case of a change of control. For these purposes, a change in control is any sale of all or substantially all of our assets or stock or any business combination such as a merger with another company if, following the sale or other transaction, the holders of our common stock do not have sufficient voting power to elect a majority of the members of the board of directors of the purchaser or surviving entity. The premium is 20% above the state value upon the occurrence of default events including:

  •
  our failure to maintain the effectiveness of a registration statement covering all of the issuable common stock beyond permitted grace periods;

  •
  suspension from trading or failure of our common stock to be listed on the NYSE or the Nasdaq National Market for five consecutive trading days or for more than ten trading days in any 365-day period;

  •
  our statement of an intention not to comply with the conversion requirements of the preferred stock or our failure to deliver common stock upon conversion within the allowable time periods; and

  •
  our inability to issue shares over the 20% threshold because of the failure of stockholders to approve this proposal.

        The premium is 10% above the stated value if we breach any other agreement with, or representation or warranty made to, the investors, except if the breach would not have a material adverse effect on our business.

        Required Conversion.    We also have the right, during the six-month period prior to the maturity date, to require the holders of the preferred stock to convert the preferred stock to common stock if the weighted average price of our common stock for 30 consecutive trading days during that six-month period is at or above $7.48, with respect to the 3,500 initial preferred shares, and at or above $8.21 with respect to the 1,250 additional preferred shares. If the stockholders fail to approve this proposal and the number of shares issuable upon conversion and exercise exceeds the 20% threshold, or if we breach our agreement with the holders of the preferred stock, we would lose our rights to require conversion.

        In the event we publicly disclose a business transaction with an unaffiliated third party pursuant to which our stockholders are to receive cash for their shares of common stock then we have the right to elect to redeem the preferred stock for cash in an amount equal to 135% of the stated value of the preferred stock for a transaction occurring on or prior to May 16, 2004; 130% of the stated value of the preferred stock for a transaction occurring from May 17, 2004 through May 16, 2005; and 125% of the stated value for a transaction occurring from May 17, 2005 through May 15, 2006.

        Liquidation Preference.    In the event of our liquidation, the holders of the preferred stock will be entitled to a liquidation preference, after payment to holders of indebtedness and any securities senior in rank to the preferred stock, but before any amounts are paid to the holders of our common stock. The liquidation preference for each share is equal to the stated value, plus accrued and unpaid dividends and any default interest.

        Voting Rights.    Other than as required by law, the holders of the preferred stock have no voting rights, except that the consent of holders of at least 80% of the outstanding preferred stock will be required to effect any change in either our certificate of incorporation or certificate of designations that would change any of the rights of the preferred stock.

Registration rights

        Pursuant to agreements between us and the holders of the preferred stock and warrants, we have filed a registration statement covering the resales by the holders of the common stock issuable upon:

  •
  conversion of the preferred stock;

  •
  exercise of the warrants; and

  •
  any adjustment to the preferred stock or warrants.

        We are also required to provide the holders with copies of a current prospectus to use in connection with the resale of the common stock.

        We must maintain the effectiveness of the registration statement until the earlier of (a) the date as of which the holders of the preferred stock and warrants may sell all of the shares of common stock covered by such registration statement under Rule 144(k) of the Securities Act and (b) the date on which the holders shall have sold all of the common stock underlying the preferred stock and related warrants. We bear all registration expenses, other than underwriting discounts and commissions, with respect to the registration statement relating to the common stock underlying the preferred stock and the related warrants.

Required vote

        We will submit the following resolution to the stockholders for approval at the meeting:

        "RESOLVED, that the issuance of common stock upon conversion of our Series C Convertible Preferred Stock and the exercise of related warrants, as well as any additional shares of common stock issuable as a result of the anti-dilution provisions of the preferred stock and warrants, be, and it hereby is, approved, adopted and ratified."

        The affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting is required to approve this proposal, provided that the total vote cast on the proposal must represent over 50% of our shares of common stock outstanding on the record date.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF PROPOSAL 1.

OTHER MATTERS

Stockholder Proposals

        As of the date of this proxy statement, the Board has not received notice of, and does not intend to propose, any other matters for stockholder action. However, if any other matters are properly brought before the special meeting, it is intended that the persons voting the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment.

        We must receive any stockholder proposals of matters to be acted upon at our 2004 Annual Meeting of Stockholders on or before December 31, 2003 in order to consider including them in our proxy materials for that meeting. If we do not receive notice of a stockholder proposal to be acted upon at our 2004 Annual Meeting of Stockholders on or before March 14, 2004, our proxy for that meeting may confer discretionary authority to vote on any such proposal.

Manner and Expenses of Solicitation

        This solicitation of proxies is made by the Board, and we will bear all solicitation costs. In addition to the solicitation of proxies by use of the mails, some of our officers, directors and other employees may also solicit proxies personally or by mail, telephone or electronic mail, but they will not receive additional compensation for those services. We may engage a proxy solicitor to assist us, which we expect would cost us no more than $10,000. We will request that brokerage firms, custodians, banks, trustees, nominees or other fiduciaries holding shares of our common stock in their names forward proxy material to their principals and will reimburse them for their reasonable out-of-pocket expenses.

Voting Procedures

        We will appoint inspectors of election to tabulate the number of shares of common stock represented at the meeting in person or by proxy, to determine whether or not a quorum is present and to count all votes cast at the meeting. The inspectors of election will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. With respect to the tabulation of votes cast on a specific proposal presented to the stockholders at the meeting, abstentions will be considered as present and entitled to vote with respect to that specific proposal. Therefore, abstentions will have the affect of a vote against each proposal. Under NYSE rules, with respect to any proposal that is a prerequisite to listing of additional or new securities, the total vote cast on the proposal must represent at least a majority of all outstanding shares of our common stock entitled to vote on the proposal. With respect to these proposals, broker non-votes are not counted as part of the total vote cast on the proposal and therefore will have the affect of a vote against the proposal. The term "broker non-votes" commonly refers to shares held in street name for customers, where the broker does not have authority under NYSE rules to vote on its own initiative on particular items, and the broker has not received instructions from the beneficial owners.

        It is important that you return the accompanying proxy card promptly. Therefore, whether or not you plan to attend the meeting in person, you are earnestly requested to mark, date, sign and return your proxy in the enclosed envelope to which no postage need be affixed if mailed in the United States. You may revoke the proxy at any time before it is exercised. If you attend the meeting in person, you may withdraw the proxy and vote your own shares.

By Order of the Board of Directors, DEBORAH K. FULTON Senior Vice President, Secretary and General Counsel
Chicago, Illinois October 2, 2003

APPENDIX A

MIDWAY GAMES INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        THE UNDERSIGNED, revoking all previous proxies, hereby appoints DAVID F. ZUCKER, THOMAS E. POWELL and DEBORAH K. FULTON, or any of them, as attorneys, agents and proxies with power of substitution, and with all powers the undersigned would possess if personally present, to vote all shares of common stock of Midway Games Inc. (the "Company") which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held on October 30, 2003 and at all adjournments thereof.

        The shares represented by this Proxy will be voted in accordance with the specifications made by the undersigned upon the following proposal, more fully described in the accompanying Proxy Statement. If no instructions are given by the undersigned, the shares represented by this Proxy will be voted "FOR" Proposal 1.

(Continued and to be signed on reverse side)

MIDWAY GAMES INC. P.O. BOX 11096 NEW YORK, N.Y. 10203-0096

NOTE: PLEASE MARK, DATE, SIGN AND MAIL THIS PROXY IN THE ENVELOPE ENCLOSED FOR THIS PURPOSE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

Votes must be indicated (x) in Black or Blue ink.    ☒

1.
To approve the resolution authorizing the issuance of common stock upon conversion of our Series C Convertible Preferred Stock and the exercise of related warrants.

FOR    ☐        AGAINST    ☐        ABSTAIN  ☐

        In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

        To change your address, please mark this box.    ☐
        To include any comments, please mark this box.    ☐

  NOTE: Please sign exactly as your name or names appear hereon, and when signing as attorney, executor, administrator, trustee or guardian, give your full title as such. If signatory is a corporation, sign the full corporate name by a duly authorized officer. If shares are held jointly, each stockholder named should sign.

    Dated:                        ,

(Signature)

(Signature)

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PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1 — APPROVAL OF ISSUANCE OF COMMON STOCK UPON CONVERSION OF SERIES C CONVERTIBLE PREFERRED STOCK AND EXERCISE OF WARRANTS
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